EXHIBIT 3.3

                       CERTIFICATE OF OWNERSHIP AND MERGER
                              OF CYBEAR, INC. (FL),
                             A FLORIDA CORPORATION,
                                  WITH AND INTO
                                  CYBEAR, INC.,
                             A DELAWARE CORPORATION

         Cybear, Inc., a Delaware corporation (the "Corporation"), pursuant to section 253 of the Delaware General Corporation Law, hereby files this Certificate of Ownership and Merger with regard to the merger of Cybear, Inc.
(FL), the Corporation's wholly-owned subsidiary incorporated under the laws of the State of Florida, with and into the Corporation:

         1. The resolution of the Corporation's board of directors authorizing and directing the merger of Cybear, Inc. (FL) with and into the Corporation is set forth below:

         RESOLVED, that Cybear, Inc. (FL) be merged with and into Cybear, Inc. and the officers of the Company are authorized and empowered to execute such agreements and documents as they, in their judgment, deem necessary or desirable to effectuate the original intent of this resolution.

         2. The foregoing resolution was adopted by the Corporation's board of directors on March 5, 1999.

         IN WITNESS WHEREOF, the duly authorized officer of the Corporation has executed this Certificate of Ownership and Merger as of the 25th day of March, 1999.

                                            CYBEAR, INC., a Delaware corporation

                                             /s/ EDWARD GOLDMAN
                                            ------------------------------------
                                            By: Edward Goldman, M.D.
                                            Its:  President